Filed Pursuant to Rule 424(b)(5)

Registration No. 333-281887

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus Supplement dated December 6, 2024 and Prospectus dated December 2, 2024)

Up to $50,000,000

Common Stock

This Prospectus Supplement No. 1 (the “Prospectus Supplement”) amends and supplements certain information in our prospectus dated December 2, 2024 (the “Base Prospectus”) and our prospectus supplement dated December 6, 2024 (the “Prior Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”) relating to the offer and sale of shares of our common stock through Jefferies LLC (the “Agent”) as sales agent, in “at the market offerings” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended, pursuant to the Open Market Sale AgreementSM (the “Sale Agreement”) with Jefferies LLC. This Prospectus Supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

We have not sold any shares of common stock under the Prospectus. We are filing this Prospectus Supplement to amend the Prospectus, as of the date hereof, to update the amount of shares we are eligible to sell pursuant to the Sale Agreement from $125,000,000 to $50,000,000 from and after the date hereof. Except as modified by this Prospectus Supplement, the terms of the “at the market offering” remain unchanged, and the Sale Agreement remains in full force and effect.

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “CELC.” On July 28, 2025, the last reported sale price of our common stock on Nasdaq was $36.79 per share.

Investing in our securities involves a high degree of risk. You should read the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page S-6 of the Prospectus Supplement and on page 6 of the Base Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Jefferies

The date of this prospectus supplement is July 29, 2025.